Exhibit 3.1

State of .Delaware
Secretary of State Division of Corporations
Delivered 10:00 AM 07/ 02/2013
FILED 10: 00 AM 07/02/2013
V 130844752 - 5360542 FILE

CERTIFICATE OF INCORPORATION

OF

SKY RUN ACQUISITION CORPORATION

ARTICLE ONE

NAME

The name of the Corporation is Sky Run Acquisition Corporation

ARTICLE TWO

Dl! RATION

The Corporation shall have perpetual existence.

ARTICLE THREE

Purpose

The purpose for which this Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

SHARES

The total number of shares of stock which the Corporation shall have authority to issue is 120,000,000 shares, consisting of 100,000,000shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share.

The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

Toe authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

A.  The number of shares constituting  that  series and the distinctive designation  of that series;

B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on share of that  series;

C. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; ·

D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under  different conditions  and at different  redemption dates;

F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series,  and,  if  so, the terms  and amount  of  such sinking fund;

G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

H.  Any other relative rights, preferences and limitations of that series.

ARTICLE FIVE

COMMENCEMENT OF BUSINESS.5

The Corporation is authorized to commence business as soon as its certificate of incorporation has been filed.

ARTICLE SIX

PRINCIPAL OFFICE AND REGISTERED AGENT

The post office address of the initial registered office of the Corporation and the name of its initial registered agent and its business address is

Inc. Plan (USA)
Trolley Square
Suite 20 C
Wilmington, Delaware 19806 (County of New Castle)

The initial registered agent is a resident of the State of Delaware.

ARTICLE SEVEN

INCORPORATOR

Lee W. Cassidy. 215 Apolena Avenue,  Newort  Beach, California  92662

ARTICLE EIGHT

PRE-EMPTIVE RIGHTS

No Shareholder or other person shall have any pre-emptive rights whatsoever.

ARTICLE NINE

BY-LAWS

The initial by-laws shall be adopted by the Shareholders or the Board of Directors. The power to alter, amend, or repeal the by-laws or adopt new by-laws is vested in the Board of Directors, subject to repeal or change by action of the  Shareholders.

ARTICLE TEN

NUMBER  OF  VOTES

Each share of Common Stock has one vote on each matter on which the share is  entitled to vote.

ARTICLE ELEVEN

MAJORITY VOTES

A majority vote of a quorum of Shareholders (consisting of the holders of majority of the shares entitled to vote, represented in person or by proxy) is sufficient for any action which requires the vote or concurrence of Shareholders, unless otherwise required or permitted by law or the by-laws of the Corporation.

ARTICLE  TWELVE

NON-CUMULATIVE  VOTING

Directors  shall be elected by majority  vote. Cumulative voting shall not be permitted.

ARTICLE  THIRTEEN

INTERESTED DIRECfORS, OFFlCERS AND SECURITYHOLDERS

A. VAUDITY. If Paragraph (B) is satisfied, no contract or other transaction between the Corporation and any of its directors, officers or securityholders, or any corporation or firm in which any of them are directly or indirectly interested, shall be invalid solely because of this relationship or because of the presence of the director, officer or securityholder at the meeting of the Board of Directors or committee authorizing the contract or transaction, or his participation or vole in the meeting or authorization .

B.  DISCLOSURE, APPROVAL, FAIRNESS.   Paragraph (A) shall apply only if:

(1) The material facts of the relationship or interest of each such director. officer or securityholder are known or disclosed:

(a) to the Board of Directors or the committee and it nevertheless authorizes or ratifies the contract or transaction by a majority of the directors present, each such interested director to be counted  in determining whether a quorum is present but not in calculating the majority  necessary to carry the vote;   or

(b) to the Shareholders and they nevertheless authorize or ratify the contract or transaction by a majority of the shares present, each such interested person to be counted for quorum and voting purposes;  or

(2) the contract or transaction is fair to the Corporation as of the time it is authorized or ratified by the Board of Directors, the committee or the Shareholders.

ARTICLE  FOURTEEN

lNDEMNIFICATION  AND  lNSURANCE

A.  PERSONS.  The Corporation shall indemnify, to the extent provided in Paragraphs (B), (D)  or (F) and to the extent permitted  from time to time by    law:

(1) any person who is or was director. officer, agent or employee of the Corporation, and

(2) any person who serves or served at the Corporation's request as a director, officer, agent. employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise.

B. Extent-- SUITS. In case of a suit by or in the right of the Corporation against a person named in Paragraph (A) by reason of his holding a position named in Paragraph (A), the Corporation shall indemnify him, if he satisfies the standard in Paragraph (C),  for expenses (including attorney's fees) actually and reasonably incurred by him in connection  with  the defense or settlement  of the suit.

C. STANDARD--Dt:RJV ATIVESUITS. In case of a suit by or in the right of the Corporation, a person named in Paragraph (A) shall be indemnified only if:

(1) he is successful on the merits or otherwise, or

(2) he acted in good faith in the transaction which is the subject of the suit, and in a manner he reasonably believed to he in, or not opposed to, the best interests of the Corporation. However , he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable for negligence or misconduct in the performance of his duty to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon  application. that despite the adjudication  but  in view of all the circumstances,  he is fairly and reasonably entitled to indemnity  for such expenses as his court shall    deem proper.

D. Extent--NONDERlVATIVE SUITS. In case of a suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation against a person named in Paragraph (A) by reason of his holding a position named in Paragraph (A), the Corporation shall indemnify him, if he satisfies the standard in Paragraph (E), for amounts actually and reasonably incurred by him in connection with the defense or settlement of the suit as

(1)  expenses (inc1uding attorneys' fees),
(2)  amounts paid  in settlement
(3)  judgments,  and
(4)  fines.

E.  STANDAR D--NONDERIVATIVE SUITS. In case of a no derivative suit, a person named in Paragraph  (A) shall be indemnified only if:

(1) he is successful  on the merits or otherwise,   or

(2) he acted in good faith in the transaction which is the subject of the nonderivative suit, and in a manner he reasonably believed to him in, or not opposed to, the best interests of the Corporation and , with respect to any criminal action or proceeding, he had no reason to believe  his conduct was unlawful. The termination of a nonderivative suit by  judgment,  order, settlement, conviction, or upon .a plea of nolo contendere or its equivalent shall not, of itself,  create a presumption  that the person  failed to satisfy this  Paragraph  (E)  (2).

F. DETERMINATION THAT STANDARD HAS BEEN MET. A determination that the standard of Paragraph (C) or (E) has been satisfied may be made by a court of law or equity or the determination may be made by:

(1) a majority of the d directors of the Corporation (whether or not a quorum) who were not parties to the action, suit or proceeding, or

(2) independent legal counsel (appointed by a majority of the directors of the Corporation, whether or not a quorum, or elected by the Shareholders of the Corporation) in a written opinion, or

(3)  the Shareholders of the Corporation.

G. PRORATION.  Anyone making a determination under Paragraph (F) may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts  to be indemnified.

H. ADVANCE PAYMENT. The Corporation may pay in advance any expenses (including attorney's  tees)  which may become  subject to indemnification under paragraphs  (A) - (G)   if:

(1) the Board of Directors authorizes the specific payment and

(2) the person receiving the payment undertakes in writing to repay unless it is ultimately determined  that he is  entitled  to indemnification  by the Corporation under  Paragraphs  (A) -  (G).

I. NONEXCLUSIVE . The indemnification provided by Paragraphs (A) - (G) shall not be exclusive of any other rights to which a person may be entitled by law or by by-law, agreement, vote of Shareholders or disinterested directors, or otherwise.

J. CONTINUATION.  The indemnification and advance payment provided by Paragraphs (A) - (H) shall continue as to a person who has ceased to hold a position named in paragraph (A) and shall inure to his heirs, executors and administrators.

K. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in Paragraph (A) against any liability incurred by him in any such positions or arising out of this status as such, whether or not the Corporation would have power to indemnify him against such liability under Paragraphs (A) -(H).

L. Reports. Indemnification payments, advance payment'), and insurance purchases and payments made under Paragraphs (A) - (K) shall be reported in writing to the Shareholders of the Corporation with the next notice of annual meeting, or within six months, whichever is sooner.

M . AMENDMENT OF ARTICLE. Any changes in the General Corporation Law of Delaware increasing, decreasing, amending, changing or otherwise effecting the indemnification of directors, officers, agents, or employees of the Corporation shall be incorporated by reference in this Article as of the date of such changes without further action by the Corporation, its Board of Directors , of Shareholders, it being the intention of this Article that directors, officers, agents and employees of the Corporation shall be indemnified to the maximum degree allowed by the General Corporation Law of the State of Delaware at all times.

ARTICLE FIFTEEN

Limitation On Director Liability

A. SCOPE OF LIMITATION. No person, by virtue of being or having been a director of the Corporation, shall have any personal liability for monetary damages to the Corporation or any of its Shareholders for any breach of fiduciary duty except as to the extent provided in Paragraph (B).

B. EXTENT OF LIMITATION . The limitation provided for in this Article shall not eliminate or limit the liability of a director to the Corporation or its Shareholders (I) for any breach of the director's duty of loyalty to the Corporation or its Shareholders (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) for any unlawful payment of dividends or unlawful stock purchases or redemptions in violation of Section 174 of the General Corporation Law of Delaware or (iv) for any transaction for which the director derived an improper personal benefit.

IN WITNESS WHEREOF, the incorporator hereunto has executed this certificate of incorporation on this 28th day of June,  2013.

State 0£ Delaware Secretary of
State Division of Corporations
Delivered 05:58 PM 07/16/2014 FILED 05:58 PM 07/16/2014
SRV 140963977 - 5360542 FILE

Certificate of Amendment to Sky Run Acquisition Corporation
Certificate of Incorporation
July 16, 2014

Sky Run Acquisition Corporation (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, hereby  certifies as  follows:

FIRST:  As of July  16, 2014, the Corporation had 20,000,000 shares of common stock  issued and outstanding.

SECOND: by unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was  adopted in accordance with Section 242 of the Delaware General  Corporation  Law .

1HIRD:Article One to the Certificate of Incorporation shall be amended in its entirety to read as follows:

"ARTICLE ONE
NAME

The name of the Corporation is Hover ink International Holdings Inc.".

IN WlTNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on 16th day of July, 2014.

SKY RUN ACQUISITION CORPORATION

Attest:	BY:
James M. Cassidy
James M. Cassidy		President
Secretary